CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
6.000% Internotes® Due September 15, 2017	$14,406,000	$442.26
6.200% Internotes® Due September 15, 2022	$5,066,000	$155.53
6.400% Internotes® Due September 15, 2037	$7,310,000	$224.42
TOTAL		$822.21

(1)	Excludes accrued interest, if any.
(2)	A filing fee of $822.21 calculated in accordance with Rule 457(r), has been transmitted to the SEC in connection with the securities offered by means of this pricing supplement.

Prudential Financial InterNotes®, Due One Year or More from Date of Issue

Filed under Rule 424(b)(3), Registration Statement(s) No. 333-132469, 333-132469-01 and 333-132469-02

Pricing Supplement Number 197 Dated September 24, 2007

(to Prospectus dated March 16, 2006 and Prospectus Supplement dated March 16, 2006)

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432AUX6	$14,406,000.00	100.000%	1.500%	$14,189,910.00	FIXED	6.000%	SEMI- ANNUAL	09/15/2017	03/15/2008	$28.00	YES	Senior Unsecured Notes	A3	A+

Redemption Information: Callable at 100.000% on 09/15/2009 and every interest payment date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Securities LLC, Wachovia Securities, LLC

The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring any time on or after 09/15/2009 at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days’ prior notice to the noteholder and the trustee, as described in the prospectus.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432AUY4	$5,066,000.00	100.000%	2.000%	$4,964,680.00	FIXED	6.200%	SEMI- ANNUAL	09/15/2022	03/15/2008	$28.93	YES	Senior Unsecured Notes	A3	A+

Redemption Information: Callable at 100.000% on 09/15/2010 and every interest payment date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Securities LLC, Wachovia Securities, LLC

The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring any time on or after 09/15/2010 at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days’ prior notice to the noteholder and the trustee, as described in the prospectus.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432AUZ1	$7,310,000.00	100.000%	3.150%	$7,079,735.00	FIXED	6.400%	SEMI- ANNUAL	09/15/2037	03/15/2008	$29.87	YES	Senior Unsecured Notes	A3	A+

Redemption Information: Callable at 100.000% on 09/15/2012 and every interest payment date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Securities LLC, Wachovia Securities, LLC

The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring any time on or after 09/15/2012 at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days’ prior notice to the noteholder and the trustee, as described in the prospectus.

Prudential Financial, Inc.

Offering Dates: September 17, 2007 through September 24, 2007

Trade Date: Monday, September 24, 2007 @12:00 PM ET

Settlement Date: Thursday, September 27, 2007

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC number: 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a Business Day (as defined in the Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

The Prudential Financial, Inc. InterNotes will be represented by a master global note in fully registered form, without coupons. The master global note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC, as depository, or another depository as may be named in a subsequent pricing supplement.

InterNotes® is a registered trademark of Incapital Holdings LLC. All rights reserved

Prudential Financial, Inc.

$2,500,000,000.00 Prudential Financial Retail Medium-Term Notes, including Prudential Financial InterNotes® Prospectus dated March 16, 2006 and the Prospectus Supplement dated March 16, 2006